CERTIFICATE OF INCORPORATION
                                       OF
                              APOLLO HOLDINGS, INC.


     1. The name of the corporation (herein referred to as the "Corporation") is:

                              APOLLO HOLDINGS, INC.

     2. The address of its registered office in the State of Delaware is 1013 Centre Road, in the City of Wilmington 19805, County of New Castle. The name of its registered agent at such address is CSC, the Corporation Service Company.

     3. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

     4. The total number of shares of common stock which the Corporation shall have authority to issue is fifty million (50,000,000) and the par value of each of such shares is $.0001 amounting in the aggregate to Five Thousand Dollars ($5,000).

     5. The number of directors of the Corporation shall be such as from time to time shall be fixed by, or in the manner provided in the bylaws. To the extent that the number of directors is less than the number so fixed, the majority of the directors then in office shall have the right, without shareholder vote, to appoint such number of additional directors equal to the difference between the number of directors in office and the maximum number of directors fixed in the bylaws. Election of directors need not be by written ballot. The Board of Directors is authorized, without the assent or vote of the shareholders, to make, alter or repeal the bylaws of the Corporation.

     6.     The  name  and  mailing  address  of  the  incorporator:

                    Rose  Ann  Sierchio
                    c/o  Sierchio  &  Albert,  P.C.
                    150  East  58th  Street,  25th  Floor
                    New  York,  New  York  10155

     7. The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the provisions of paragraph (7) of subsection (b) of S 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented.

     8. The Corporation shall, to the fullest extent permitted by the provision of S 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

     THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of Delaware, does make this certificate, hereby declaring and acknowledging, under penalties of perjury, that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 10th day of November, 1999.



                                         /s/ Rose  Ann  Sierchio
                                             ------------------------------
                                                Rose  Ann  Sierchio